Exhibit 99.1

Company Contact:            Investor Relations Contact:    Media Contact:
Ultralife Batteries, Inc.   Lippert/Heilshorn              Lippert/Heilshorn
                               & Associates, Inc.             & Associates, Inc.
Robert W. Fishback          Jody Burfening                 Chenoa Taitt
(315) 332-7100              (212) 838-3777                 (212) 201-6635
bfishback@ulbi.com          jburfening@lhai.com            ctaitt@lhai.com

Ultralife Batteries, Inc. Raises Equity to Fund Investment in Ultralife Taiwan

Newark, New York - October 8, 2003 - Ultralife Batteries, Inc. (NASDAQ: ULBI) today announced that it has completed a private placement of 200,000 shares of unregistered common stock at a price of $12.50 per share, for a total of $2.5 million. As of June 28, 2003 Ultralife had 13,146,294 shares outstanding.

The net proceeds of the private placement are being used to advance funds to Ultralife Taiwan, Inc. (UTI), in which Ultralife has an approximately 9.2%
ownership interest. The transaction will be recorded as a short-term note receivable maturing on March 1, 2004, with interest accruing at 3% per annum. The company expects to convert this note receivable into shares of UTI common stock on or before March 1, assuming UTI is successful in raising additional equity capital. Depending on the price at which UTI completes its contemplated capital raise, Ultralife's ownership interest in UTI could increase to approximately 15%.

John Kavazanjian, president and chief executive officer of Ultralife Batteries, Inc., said, "UTI is a key partner in helping us build the rechargeable battery segment of our business and, as such, is a very important component of our growth strategy. To safeguard our interests, we are providing UTI with a short-term bridge loan while it secures longer-term equity financing. We look forward to continuing our partnership in the development and production of rechargeable lithium battery products."

About Ultralife Batteries, Inc.

Ultralife is a leading developer, manufacturer, and marketer of standard and customized lithium primary (non-rechargeable), lithium ion and lithium polymer rechargeable batteries. Ultralife's high-energy batteries use advanced lithium technology and are used in military, industrial and consumer portable electronic products. Through its range of standard products and ability to customize for a wide range of applications, Ultralife is able to provide the next generation of battery solutions. OEM, retail and government customers include Energizer, Kidde Safety, Philips Medical Systems, Radio Shack and the national defense agencies of the United States and United Kingdom, among others.

Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing and research facility, is located in Abingdon, U.K. Both facilities are ISO-9001/2000 certified.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Ultralife(R) is a registered trademark Ultralife Batteries, Inc.

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